Exhibit 99.1

Contact: Laurence P. Birch

Senior Vice President & Chief Financial Officer

847-229-2222

Aksys to Trade on NASDAQ Capital Market

Lincolnshire, IL – February 13, 2006 - Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that it received notification from the NASDAQ Listing Qualifications Panel that its common stock will begin trading on the NASDAQ Capital Market effective at the opening of business on Tuesday, February 14, 2006. As of the date of the NASDAQ’s letter the Company believes it meets all the criteria for listing on the NASDAQ Capital Market; however, its listing on the NASDAQ Capital Market is contingent upon the successful completion of an application and review process, in which Aksys must evidence compliance with all requirements for continued listing on the NASDAQ Capital Market.

Additionally, on February 10, 2006, the Company was notified by the NASDAQ Stock Market that the closing bid price of Aksys’ common stock has been at $1.00 or greater for at least 10 consecutive days, and has therefore regained compliance with Marketplace Rule 4450(a)(5). In December of 2005, NASDAQ notified the company that its stock had not maintained the minimum closing bid price of $1.00 as required by Marketplace Rule 4450(a)(5) and that its common stock was subject to delisting from the NASDAQ National Market. NASDAQ gave the company until June 14 to regain compliance with the minimum bid price listing standard.

“Although our journey to regain compliance with NASDAQ’s stringent listing requirements has been lengthy, we are pleased by recent developments, which have enabled Aksys to transfer to the NASDAQ Capital Market. Our continued listing will allow us the flexibility to continue to achieve our goal of creating long-term shareholder value.” commented Bill Dow, President and CEO of Aksys.

Mr. Dow continued, “The commitment of this management team to realign our business and make strategic changes in order to fuel growth in the future shows our confidence in both Aksys and its technology. We have made strides to reduce operational costs, in addition to refocusing our sales and development efforts to gain a more competitive position within the industry.”

About Aksys, Ltd.

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Aksys was the 2005 recipient of the Frost & Sullivan Medical Device Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) risks and uncertainties relating to the Company’s ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (ii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the company to be profitable; (iv) risks related to quality control issues and consistency of service applicable to the PHD System; (v) market, regulatory reimbursement and competitive conditions; (vi) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vii) our ability to obtain sufficient capital on acceptable terms to run our business; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; and (x) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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